                                                                  EXECUTION COPY




                            ASSET PURCHASE AGREEMENT



                                  by and among



                           BOWEN TOOLS, INC.-Delaware,



                               BOWEN TOOLS, INC.,



                         AIR LIQUIDE AMERICA CORPORATION


                                       and


                          IRI INTERNATIONAL CORPORATION






                          Dated as of January 20, 1997
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                                TABLE OF CONTENTS

Section                                                                   Page

ARTICLE I              PURCHASE AND SALE OF ASSETS;
                       ASSUMPTION OF LIABILITIES...........................  1
         1.1.     Purchase of Assets.......................................  1
         1.2.     Payment of Purchase Price................................  4
         1.3.     Closing Date Net Assets Schedule.........................  4
         1.4.     Assumption of Certain Liabilities........................  6
         1.5.     Closing..................................................  6

ARTICLE II             REPRESENTATIONS AND WARRANTIES
                       OF SELLERS AND ALAC.................................  7
         2.1.     Organization of Sellers, ALAC and the Subsidiaries.......  7
         2.2.     Ownership of Sellers' Shares.............................  7
         2.3.     Authorization, Etc.......................................  7
         2.4.     No Consent...............................................  8
         2.5.     No Violation.............................................  8
         2.6.     Subsidiaries.............................................  8
         2.7.     Financial Statements.....................................  9
         2.8.     No Undisclosed Liabilities, Etc..........................  9
         2.9.     Absence of Certain Changes............................... 10
         2.10.    Taxes.................................................... 11
         2.11.    Title to Assets.......................................... 12
         2.12.    Properties............................................... 13
         2.13.    Patents, Trademarks, Etc................................. 13
         2.14.    Contracts, Etc........................................... 13
         2.15.    Employees and Employee Benefit Plans..................... 14
         2.16.    Litigation; Compliance with Laws......................... 16
         2.17.    Environmental and Safety Laws............................ 16
         2.18.    Finders.................................................. 18
         2.19.    Effect of Certain Representations........................ 18

ARTICLE III            REPRESENTATIONS AND WARRANTIES OF BUYER............. 19
         3.1.     Power and Authority...................................... 19
         3.2.     Governmental Consents.................................... 19
         3.3.     No Violation............................................. 19
         3.4.     Litigation............................................... 20
         3.5.     Finders.................................................. 20

ARTICLE IV        COVENANTS................................................ 20
         4.1.     Preservation of the Business............................. 20
         4.2.     Sale or Encumbrance of Assets; Sellers' Shares........... 20


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Section                                                                   Page

         4.3.     Approvals and Consents................................... 21
         4.4.     Investigations........................................... 21
         4.5.     Books and Records; Personnel............................. 21
         4.6.     Excluded Liabilities..................................... 21
         4.7.     Employee Plans and Other Matters......................... 22
         4.8.     Insurance Policies....................................... 23
         4.9.     Prorations; Agreement as to Other Adjustments............ 24
         4.10.    Assignment of Name....................................... 24
         4.11.    Transfer Tax Obligations................................. 25
         4.12.    Buyer's Assumption of Liabilities........................ 25
         4.13.    Patent Assignment........................................ 25
         4.14.    Allocation of Purchase Price............................. 25
         4.15.    Best Efforts............................................. 25
         4.16.    ALAC Guarantee........................................... 26
         4.17.    Schedules and Exhibits................................... 26

ARTICLE V              CONDITIONS TO OBLIGATIONS OF BUYER
                       CONSUMMATE THE TRANSACTION.......................... 26
         5.1.     Accuracy of Representations and Warranties;
                       Compliance with Covenants........................... 26
         5.2.     Financial Results........................................ 26
         5.3.     No Injunction............................................ 27
         5.4.     Opinion of Counsel....................................... 27
         5.5.     Consents................................................. 27
         5.6.     No Material Adverse Effect............................... 27
         5.7.     Resolutions of the Boards of Directors................... 27
         5.8.     Delivery of Bills of Sale................................ 27
         5.9.     Delivery of Real Property Deeds.......................... 27
         5.10.    Actual or Threatened Actions............................. 27
         5.11.    Insurable Title to Real Property......................... 27
         5.12.    Transfer Taxes........................................... 28
         5.13.    Assignment and Assumption of Agreements.................. 28
         5.14.    Allocation of Purchase Price............................. 28
         5.15.    Reliance Letters......................................... 28

ARTICLE VI        CONDITIONS TO OBLIGATIONS OF SELLERS AND
                       ALAC TO CONSUMMATE THE TRANSACTION.................. 28
         6.1.     Accuracy of Representations and Warranties;
                       Compliance with Covenants........................... 28
         6.2.     No Injunction............................................ 28
         6.3.     Opinion of Counsel....................................... 29
         6.4.     Consents................................................. 29


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Section                                                                   Page
         6.5.     Allocation of Purchase Price............................. 29

ARTICLE VII       TERMINATION PRIOR TO CLOSING............................. 29
         7.1.     Termination.............................................. 29

ARTICLE VIII      INDEMNIFICATION.......................................... 30
         8.1.     Scope of Indemnity....................................... 30
         8.2.     Claims and Litigation.................................... 31
         8.3.     Making of Claims......................................... 31
         8.4.     Attorneys' Fees, Interest, Penalties, Costs and
                    Expenses............................................... 31
         8.5.     Survival of Representations and Warranties and
                    Indemnities............................................ 31
         8.6.     General Provisions....................................... 32
         8.7.     Tax Treatment............................................ 32

ARTICLE IX        MISCELLANEOUS............................................ 32
         9.1.     Entire Agreement......................................... 32
         9.2.     Successors and Assigns................................... 32
         9.3.     Identical Counterparts................................... 32
         9.4.     Headings................................................. 33
         9.5.     Use of Certain Terms..................................... 33
         9.6.     Modification and Waiver.................................. 33
         9.7.     Schedules, Etc........................................... 33
         9.8.     Notices.................................................. 33
         9.9.     Governing Law............................................ 34
         9.10.    Invalid Provisions....................................... 34
         9.11.    Expenses................................................. 34
         9.12.    Third Party Beneficiaries................................ 34
         9.13.    Exclusive Remedies....................................... 35
         9.14.    Number and Gender of Words............................... 35
         9.15.    Actions.................................................. 35
         9.16.    Nondisclosure............................................ 35
         9.17.    Acquisition Proposals.................................... 35
         9.18.    Tax Agreements........................................... 35



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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 20th day of January, 1997 by and among Bowen Tools, Inc.-Delaware, a Delaware corporation (the "Parent Corporation"), Bowen Tools, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent Corporation (the "Operating Company" and, together with the Parent Corporation, "Sellers"), Air Liquide America Corporation, a Delaware corporation ("ALAC"), and IRI International Corporation, a Delaware corporation ("Buyer").


                              W I T N E S S E T H :

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the business currently conducted by Sellers and the subsidiaries of the Operating Company other than Sanstorm, Inc. (the "Subsidiaries") as a going concern (the "Business"), including substantially all the property and assets of Sellers, on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, ALAC, as the owner of all of the issued and outstanding capital stock of the Parent Corporation, desires to cause such purchase and sale to be effected, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                          PURCHASE AND SALE OF ASSETS;
                            ASSUMPTION OF LIABILITIES

         1.1. Purchase of Assets.

              (a) On the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 1.5 hereof) Sellers shall sell, transfer, convey, assign and deliver to Buyer all of Sellers' right, title and interest in and to all of the property and assets of Sellers used in the Business, including Sellers' right, title and interest in and to the properties and assets of every kind, nature and description, real, personal or mixed, tangible or intangible, and wherever situated, owned, possessed or held by Sellers on the Closing Date (as defined in Section 1.5 hereof), other than the Excluded Assets (as defined in Section 1.1(c) hereof) (collectively, the "Assets"). Without limiting the generality of the foregoing, and subject to Section 1.1(c) hereof, the Assets shall include all of the issued and outstanding shares of capital stock of each of the Subsidiaries, all accounts receivable, the name "Bowen Tools" or any variant thereof, all patents,


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trademarks, trade names, service marks, copyrights and logos, and all pending applications therefor and interests thereunder, all real estate and interests therein (including, but not limited to, fee interests, reversions and leaseholds), buildings, construction in progress, vehicles, machinery, equipment, computers and related software, inventories of raw materials, work in process, finished products on hand and in transit, fixtures, rights under contracts and agreements, purchase and sale contracts, financial and commercial books and records of Sellers and the Subsidiaries in any form, administrative guidelines, employee manuals, internal procedural guides and memoranda, personnel records, warranty records, purchase and supply forms, sales literature, customer lists and good will. In addition to the foregoing, the Assets shall include all of the right, title and interest of Big Three International, Inc., a corporation organized under the laws of the U.S. Virgin Islands (the "ALAC FSC"), in and to the trade receivables relating to the Business held by the ALAC FSC on the Closing Date (the "Trade Receivables") and, at the Closing, ALAC shall cause the ALAC FSC to sell, transfer, convey, assign and deliver to Buyer the Trade Receivables.

               (b) Each such sale, conveyance, assignment, transfer and delivery will be effected by delivery at the Closing by Sellers to Buyer of (i) a duly executed bill of sale in the form of Exhibit 1.1(b)(i) hereto, (ii) duly executed limited warranty deeds containing a covenant against grantor's acts (or substantially the equivalent thereof) in such form as may be appropriate for the jurisdiction in which the real properties constituting part of the Assets are located, (iii) certificates representing all of the issued and outstanding capital stock of the Subsidiaries, together with duly executed stock powers executed in blank in such form as may be appropriate for the jurisdiction in which each such Subsidiary is organized, and (iv) such other good and sufficient instruments of conveyance, transfer and assignment as shall be reasonably necessary to vest in Buyer all of Sellers' right, title and interest in and to the Assets to be purchased by Buyer from Sellers pursuant to this Agreement.

               (c) Notwithstanding anything herein to the contrary, Sellers are not selling to Buyer and Buyer is not purchasing from Sellers any of the assets set forth on Exhibit 1.1(c) hereto or any other assets of Sellers which are expressly excluded pursuant to the terms hereof (collectively, the "Excluded Assets"). In addition, to the extent that Buyer shall have provided notice to Sellers pursuant to Section 1.1(d) hereof on or before the date which is two business days prior to the Closing Date that Buyer has determined that any of the real properties set forth on Schedule 1.1(c) hereto (the "Post-Closing Properties") does not constitute an Approved Property (as defined in Section 1.1(e) hereof), Sellers shall hold, and shall not otherwise dispose of, such Post-Closing Property pending the possible subsequent sale to Buyer in accordance with Section 1.1(d) and, until such time, if any, as each such Post-Closing Property is sold by Sellers to Buyer in accordance with Section 1.1(d) hereof, such Post-Closing Property shall constitute an Excluded Asset and the liabilities associated therewith shall constitute Excluded Liabilities (as defined in Section 1.4(c) hereof). If, with respect to any Post-Closing Property, Buyer shall not have notified Sellers at least two business days prior to the Closing Date pursuant to Section 1.1(d) that Buyer has determined that such Post-Closing Property does not constitute an Approved Property, such Post-Closing Property shall constitute an Approved Property and shall be included in the Assets and shall be transferred to Buyer pursuant to Section 1.1(a) and 1.1(b) hereto.


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               (d) During the period commencing on the date hereof and ending on the date which is two business days prior to the Closing Date, Buyer shall promptly identify to Sellers by notice in writing any Post-Closing Property which Buyer has determined does not constitute an Approved Property and Buyer shall include in such written notice Buyer's good faith basis for such determination. Any Post-Closing Property which has not been so identified to Sellers by Buyer prior to the date which is two business days prior to the Closing Date shall be deemed to be an Approved Property. Upon receipt by Sellers of any such written notice by Buyer that any Post-Closing Property does not constitute an Approved Property, Sellers shall use economically reasonable efforts, at Sellers' expense, to cause each such Post-Closing Property to become an Approved Property as promptly as practicable.

               (e) Within five business days of the date on which Buyer shall notify Sellers in writing that any Post-Closing Property has become an Approved Property, Sellers shall sell to Buyers, and Buyers shall purchase from Sellers, such Post-Closing Property at the purchase price set forth opposite the name of such Post-Closing Property on Schedule 1.1(c) hereto by delivery by Sellers to Buyer of a deed in accordance with the provisions of Section 1.1(b)(ii) hereof and by wire transfer of such purchase price in immediately available funds by Buyer to Sellers' account designated in writing to Buyer. If any Post-Closing Property shall not have become an Approved Property on or prior to June 30, 1997, Buyer shall have no further rights to purchase from Sellers, and Sellers shall have no further obligations to sell to Buyer, such Post-Closing Property. For purposes of this Agreement, an "Approved Property" shall mean any Post-Closing Property as to which Buyer determines, acting in good faith and in a commercially reasonable manner, that it has received (i) evidence reasonably satisfactory to it that a reputable title insurance company will issue at ordinary rates a title insurance policy insuring such title to such Post-Closing Property as may be reasonably acceptable to Buyer, and (ii) such reports from environmental consultants or engineers relating to such Post-Closing Property as may be reasonably acceptable to Buyer.

               (f) Subject to Buyer's rights under Article V hereof and subject to the provisions of Sections 1.1(d) and (e) hereof respecting the Post-Closing Properties, any property or asset of Sellers otherwise constituting an Asset and any contract, lease or other instrument, document or agreement to be assigned or otherwise transferred to Buyer hereunder, the assignment or other transfer or the attempted assignment or other transfer of which would be invalid or ineffective or would constitute a breach or default of an agreement or commitment to which either of Sellers is a party or is bound, unless the consent or approval of another person or entity to such assignment or other transfer shall have first been obtained, shall not be assigned or otherwise transferred under this Agreement, and the provisions of this Agreement shall not constitute an attempt to assign or transfer, unless and until such consents shall have been obtained; provided that each of Sellers shall use their respective best efforts to obtain such consents or approvals, and, until such consents or approvals shall have been obtained, such property, asset, contract, lease or other instrument, document or agreement, or the net proceeds thereof, shall be held and/or received by Sellers for the benefit and account of Buyer. Each of Sellers hereby designates Buyer to act as the attorney-in-fact and agent for Sellers, in the name of Sellers, or otherwise as Buyer deems appropriate, in order to obtain for Buyer the net benefits flowing from ownership of such


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property, asset, contract, lease or other instrument, document or agreement, and each of Sellers shall, without further consideration therefor, pay, assign and remit to Buyer promptly all monies, rights and other consideration received in respect thereof. Each of Sellers shall exercise or exploit the rights and options under each such property, asset, contract, lease or other instrument, document or agreement only as reasonably directed in writing by Buyer and at Buyer's sole expense and shall indemnify and hold harmless Buyer against any losses, claims, damages or expenses arising out of, resulting from, or relating to, any actions taken by Sellers in connection therewith which Buyer did not so direct. If and when any such consent shall be obtained or such property, asset, contract, lease or other instrument, document or agreement shall otherwise become assignable, each of Sellers shall promptly assign all its rights and obligations thereunder to Buyer without payment of further consideration and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations. Buyer agrees to reimburse Sellers for amounts paid by Sellers pursuant to the terms of any contract, lease or other instrument, document or agreement which relates to Sellers' ownership or other rights to such property, asset, contract, lease, or other instrument, document or agreement until such time as the same shall be properly transferred to Buyer in accordance with the terms of this Agreement.

         1.2. Payment of Purchase Price. In consideration for the sale of the Assets, Buyer shall pay to Sellers on the Closing Date, in immediately available funds, by wire transfer to the account or accounts designated by Sellers not later than three days prior to the Closing Date, an aggregate of $75,000,000 less the aggregate of the purchase prices set forth opposite the name of each Post-Closing Property on Schedule 1.1(c) which, as of the Closing Date, does not constitute an Approved Property (the "Purchase Price"). To the extent that a portion of the Purchase Price is attributable to the Trade Receivables assigned to Buyer by the ALAC FSC, Sellers are authorized to receive such portion of the Purchase Price as custodian for the ALAC FSC.

         1.3. Closing Date Net Assets Schedule.

              (a) Within thirty (30) days after the Closing Date, Sellers shall prepare and deliver to Buyer a schedule of the Assets and Assumed Liabilities as of the Closing Date, substantially in the form of Schedule 1.3(a) hereto (the "Closing Date Net Assets Schedule"). The Closing Date Net Assets Schedule shall be prepared by Sellers by utilizing the audited consolidated and combined balance sheet of Sellers, the Subsidiaries and Sellers' related portion of the ALAC FSC as of September 30, 1996 (the "September 30, 1996 Audited Balance Sheet") and (i) creating a schedule of Assets and Assumed Liabilities as of September 30, 1996 (the "September 30, 1996 Net Assets Schedule") by deleting therefrom the Excluded Assets and the Excluded Liabilities, including, without limitation, the liabilities identified with an asterisk (*) on Schedule 1.3(a) hereto, and including, without limitation, any amounts reflected on the September 30, 1996 Audited Balance Sheet in respect of shareholder's equity and
(ii) reflecting all changes with respect to the Assets and Assumed Liabilities that have occurred since October 1, 1996 through the Closing Date on the Closing Date Net Assets Schedule, all in accordance with United States generally accepted accounting principles as applied consistently in the September 30, 1996 Audited Balance Sheet except that there will be no change from the September 30, 1996 Audited Balance


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Sheet in the last-in-first-out (LIFO) reserve for inventory for the period from
October 1, 1996 through the Closing Date.

               (b) If Buyer disagrees with any of the items or amounts set forth on the Closing Date Net Assets Schedule, it may, within thirty (30) days after the delivery of the Closing Date Net Assets Schedule, deliver a notice to Sellers (the "Disagreement Notice"), specifying, in reasonable detail, those items or amounts set forth in the Closing Date Net Assets Schedule as to which Buyer disagrees and the reasons for such disagreement. Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Date Net Assets Schedule other than those specified in such Disagreement Notice. If Buyer does not file a Disagreement Notice with Sellers within such thirty (30)-day period, the Closing Date Net Assets Schedule shall become final and binding upon Buyer and Sellers for all purposes, including, without limitation, the determination of Net Assets (as defined below) and the Assumed Liabilities pursuant to this Section 1.3 and Section 1.4 hereof, respectively.

               (c) If a Disagreement Notice is delivered to Sellers pursuant to this Section 1.3, the parties shall use their best efforts to reach agreement on the disputed items or amounts, which in no event shall be more favorable to Sellers than reflected in the Closing Date Net Assets Schedule or more favorable to Buyer than reflected in the Disagreement Notice. If the parties do not resolve all disputed liabilities within twenty (20) business days after delivery of the Disagreement Notice, this Agreement and the disputed items or amounts will be submitted to an independent nationally recognized accounting firm without any material financial relationship to either Buyer or its Affiliates or Sellers or their respective Affiliates, as mutually selected by Sellers and Buyer (the "Independent Accountants") for resolution pursuant to this Section
1.3. The written report of the Independent Accountants (the "Report") shall be delivered to Sellers and Buyer promptly, but in no event later than thirty (30) days after such disputed items or amounts are submitted to the Independent Accountants, and shall be final, conclusive and binding upon the parties. The procedures for resolution of disputes concerning the Closing Date Net Assets Schedule set forth in Section 1.3(d) hereof and this Section 1.3(e) are intended to be final and exclusive of any other contest or appeal in relation thereto, so that if (i) Buyer shall have failed to give the Disagreement Notice or (ii) having given the Disagreement Notice, Buyer subsequently reaches agreement with Sellers on the disputed items or amounts or (iii) no such agreement is reached and the matter is submitted to the Independent Accountants and they issue the Report, then, in all such cases, neither party shall be entitled to subject such agreement or the Report, or any dispute relating thereto, to appeal to any court or tribunal. The fees and expenses of the Independent Accountants shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand. Notwithstanding anything to the contrary contained herein, Buyer shall not have the right to dispute any item or amount set forth on the September 30, 1996 Balance Sheet.

               (d) From the Closing Date until the final determination by the Independent Accountants, Sellers and the Independent Accountants, if any, will have access to the Business, the respective books and records and the respective employees who are responsible for financial matters, at reasonable times and upon reasonable prior written notice, in order to assist in such determination.


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                  (e) If the Net Assets (defined as the Assets less the Assumed
Liabilities) as set forth on the Closing Date Net Assets Schedule as finally determined pursuant to Sections 1.3(a), (b) and (c) hereof are:

                  (i) less than the Net Assets as set forth on the September 30, 1996 Net Assets Schedule, Sellers will promptly deliver to Buyer a wire transfer of immediately available funds in an amount equal to the difference between the Net Assets set forth on the September 30, 1996 Net Assets Schedule and the Net Assets as set forth on the Closing Date Net Assets Schedule as an adjustment downwards to the Purchase Price paid at Closing; and

                  (ii) more than the Net Assets set forth on the September 30, 1996 Net Assets Schedule, Buyer will promptly deliver to Sellers a wire transfer of immediately available funds in an amount equal to the difference between the Net Assets as set forth on the Closing Date Net Assets Schedule and the Net Assets as set forth on the September 30, 1996 Net Assets Schedule as an adjustment upwards to the Purchase Price paid at Closing.

         1.4. Assumption of Certain Liabilities.

                  (a) At the Closing, Buyer shall assume all of the liabilities of each of Sellers with respect to the Business of any nature whatsoever existing on the Closing Date; provided, however, that any liabilities of Sellers and the Subsidiaries which are (i) not reflected on the Closing Date Net Assets Schedule, (ii) otherwise expressly assumed pursuant to the terms hereof, or
(iii) liabilities in respect of the Excluded Assets, shall not be assumed by Buyer but shall remain the obligation of Sellers and the Subsidiaries and any purported assignment or assumption of such liabilities shall be null and void ab initio (collectively, the "Assumed Liabilities"). Such assumption of the Assumed Liabilities will be effected by delivery at the Closing by Buyer to Sellers and ALAC of an undertaking in the form of Exhibit 1.4(a) hereto.

                  (b) Notwithstanding the proviso in Section 1.4(a), the Assumed Liabilities shall include any liabilities in respect of the Assets or the Business (other than the Excluded Liabilities and liabilities in respect of the Excluded Assets) (i) first accruing or arising on or after the Closing Date including, without limitation, any such liabilities first arising under any contract, lease, commitment or other agreement which is being assigned to Buyer hereunder as part of the Assets and (ii) all liabilities of Sellers in the nature of accounts payable which are not reflected on the Closing Date Net Assets Schedule and which were incurred on or prior to the Closing in the ordinary course of the Business and which exist as of, or arise after, the Closing Date but only up to a maximum aggregate amount of all such liabilities of $75,000.

                  (c) Notwithstanding anything herein to the contrary, except for the Assumed Liabilities, Buyer is not assuming any of the liabilities of Sellers or the Subsidiaries, including without limitation, liabilities with respect to the environmental condition of the Assets as of the Closing Date (collectively, the "Excluded Liabilities").


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         1.5. Closing. Subject to the conditions set forth in Articles V and VI hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of ALAC, 2700 Post Oak Boulevard, Houston, Texas at 10:00 a.m. on the last business day of the calendar month in which any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated, or on such other date as may be mutually agreed upon by the parties hereto (the "Closing Date").


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF SELLERS AND ALAC

      Each of Sellers and ALAC represents and warrants to Buyer as follows:

         2.1. Organization of Sellers, ALAC and the Subsidiaries. Each of Sellers, ALAC and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Sellers and the Subsidiaries has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Sellers and the Subsidiaries is duly licensed or qualified to do business and in good standing in each jurisdiction in which the character of its properties or the nature of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, business or results of operations of the Business, taken as a whole, or on the ability of Sellers to consummate the transactions contemplated hereby (a "Material Adverse Effect"). Prior to the date of this Agreement, each of Sellers and the Subsidiaries has delivered to Buyer true, correct and complete copies of its Certificate of Incorporation and Bylaws as presently in effect and of the constitutive documents of the Subsidiaries as presently in effect.

         2.2. Ownership of Sellers' Shares. ALAC owns, beneficially and of record, all of the issued and outstanding capital stock of the Parent Corporation; the Parent Corporation owns, beneficially and of record, all of the issued and outstanding capital stock of the Operating Company; and the Operating Company owns, beneficially and of record, all of the issued and outstanding shares of capital stock of the Subsidiaries.

         2.3. Authorization, Etc. Each of Sellers and ALAC has the power and authority to enter into this Agreement and all other agreements or instruments executed and delivered or to be executed and delivered by any of them in connection with the transactions contemplated hereby (collectively, the "Collateral Agreements"), all of which are listed in Schedule 2.3 hereto, and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of Sellers and by the Executive Committee of the Board of Directors of ALAC, and by ALAC and the Parent Corporation as the sole shareholder of the Parent Corporation and the Operating Company, respectively, in conformity with applicable law and their respective Certificates of Incorporation and Bylaws, and no other corporate proceedings on the part of any of Sellers or ALAC are necessary to authorize the execution or delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Sellers and ALAC and is a valid and binding obligation of, and enforceable in accordance with its terms against, each of Sellers and ALAC, except as such enforceability may be limited by general principles of equity and subject to bankruptcy or other laws relating to or affecting the rights of creditors generally. Each of the Collateral Agreements to which any of Sellers or ALAC is or will be a party has been duly executed and delivered by each of Sellers and ALAC and is, or upon execution and delivery thereof will be, a valid and binding obligation of, and enforceable in accordance with its terms against, each of Sellers or ALAC, as the case may be, except as such enforceability may be limited by general principles of equity and subject to bankruptcy or other laws relating to or affecting the rights of creditors generally.

         2.4. No Consent. Except for filings, if any, required under the HSR Act and except as set forth on Schedule 2.4 hereto, neither the execution, delivery or performance by Sellers or ALAC of this Agreement or any Collateral Agreement to which any of them is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will require any Permit (as defined in Section 2.16 hereof) or other order or action of, or notice to, or declaration, filing or registration with, any third party or any governmental body, or other regulatory or administrative authority, agency, bureau or commission, domestic or foreign ("Governmental Agency").

         2.5. No Violation. Neither the execution, delivery or performance by Sellers or ALAC of this Agreement or the Collateral Agreements to which any of them is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate, conflict with or result in a breach of any provision of the Certificates of Incorporation or Bylaws of Sellers, the Subsidiaries or ALAC, or (ii) violate, breach or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any liens, mortgages, charges, security interests or encumbrances (collectively, "Liens") upon any property or assets of Sellers, the Subsidiaries or ALAC under, any contract, lease, sublease, loan agreement, note or other instrument or obligation, or any Permit, in each case to which any of Sellers, the Subsidiaries or ALAC is a party or by which any of Sellers, the Subsidiaries or ALAC or any Asset is bound, or (iii) violate any order, writ, injunction, decree, judgment, ruling, law, statute, rule or regulation of any Governmental Agency (collectively, "Laws"), applicable to the Business, Sellers, the Subsidiaries or ALAC or by which Sellers, the Subsidiaries or ALAC or any of Sellers', the Subsidiaries' or ALAC's properties or assets is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults, terminations, accelerations and creations which would not have a Material Adverse Effect.

         2.6. Subsidiaries.

               (a) Except for the direct or indirect ownership of the stock of the Subsidiaries listed on Schedule 2.6 hereto, neither of Sellers nor any of the Subsidiaries owns, directly or indirectly, any outstanding capital stock of, or other equity or ownership interest in, or securities convertible into or exchangeable for, or options, warrants or other rights to purchase or subscribe to, capital stock or other equity or ownership interests in, any firm, corporation, limited liability company, joint venture, general or limited partnership or other entity, and neither of Sellers nor any of the Subsidiaries has any contracts, commitments, agreements, understandings or arrangements of any kind relating to the acquisition or purchase of any such capital stock or other equity or ownership interest or any such convertible or exchangeable securities, or any such options, warrants or rights. Notwithstanding anything to the contrary contained herein, the parties agree that the shares of capital stock or other securities of Sanstorm, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent Corporation, shall be retained by the Parent Corporation and shall be an Excluded Asset for purposes of this Agreement and nothing contained in this Agreement shall be construed as affecting Sellers' or ALAC's rights or obligations in connection with the ownership of Sanstorm, Inc. in any manner whatsoever.

               (b) The ownership of the shares of the Subsidiaries listed on
Schedule 2.6 hereto (the "Subsidiary Shares") is as set forth on Schedule 2.6 hereto. The Operating Company owns the Subsidiary Shares set forth on Schedule
2.6 hereto free and clear of any Liens. The Subsidiary Shares together constitute all of the issued and outstanding capital stock of the Subsidiaries. The Subsidiary Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no agreements or commitments by or with Sellers, any of the Subsidiaries or any third party for the repurchase, purchase or sale of any capital stock of any of the Subsidiaries, and there are no options, warrants or other rights to purchase any capital stock of any of the Subsidiaries or any securities convertible into such capital stock.

         2.7. Financial Statements. Schedule 2.7 hereto sets forth the unaudited consolidated and combined balance sheet of Sellers and the Subsidiaries, and Sellers' related portion of the ALAC FSC, at December 31, 1995 ("Sellers' Balance Sheet"), and the related statements of income and cash flows for the year then ended (together with Sellers' Balance Sheet, "Sellers' Financial Statements"). Schedule 2.7 hereto also sets forth the audited consolidated and combined balance sheet and related footnotes at September 30, 1996 and the related unaudited statement of income for the nine months then ended (the "Interim Financial Statements") of Seller, the Subsidiaries and Sellers' related portion of the ALAC FSC. The Financial Statements and the Interim Financial Statements have been prepared from the books and records of Sellers, the Subsidiaries and Sellers' related portion of the ALAC FSC and present fairly the financial position, results of operations and cash flows for the periods indicated, in each case in accordance with United States generally accepted accounting principles consistently applied, during such periods except: (i) Sellers did not adopt Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"), which is required in order to conform with generally accepted accounting principles, (ii) the Financial Statements do not contain all financial statements or footnote disclosures required under generally accepted accounting principles and (iii) the above referenced unaudited statements of income have been prepared based on a first-in-first-out (FIFO) basis and do not include any adjustments under the last-in-first-out (LIFO) method of accounting for inventory while the above-referenced balance sheets have been prepared in accordance with the last-in-first-out (LIFO) method of accounting. Adjustments arising out of the preparation of the September 30, 1996 Audited Balance Sheet that do not relate to either the December 31, 1996 or September 30, 1996 income statement period are not included in such income statements.

         2.8. No Undisclosed Liabilities, Etc. None of Sellers or any of the Subsidiaries has or will have any liabilities (whether absolute or contingent) which are not or will not be reflected in the Interim Financial Statements or the Closing Date Net Assets Schedule, as the case may be, except (i) matters expressly identified or referred to in any Exhibit or Schedule, (ii) matters which are not required to be expressly so identified or referred to in any such Exhibit or Schedule by reason of any express limitation or exclusion in any representation, warranty, covenant, agreement or undertaking contained in this Agreement, and (iii) contingent liabilities or obligations arising after September 30, 1996 in the ordinary course of business of the Business, and not required, in accordance with United States generally accepted accounting principles, to be reflected in the Interim Financial Statements or the Closing Date Net Assets Schedule.

         2.9. Absence of Certain Changes.

               (a) Since September 30, 1996, (i) there has not been any material adverse change in any of the relations with any suppliers or customers of the Business, (ii) there has not been any change or event that would have a Material Adverse Effect, and (iii) Sellers have conducted the Business in the ordinary course consistent with past practice, including without limitation billing, shipping and collection practices, marketing and sales practices, inventory transactions and payment of accounts payable.

               (b) Without limiting the generality or effect of the foregoing, since September 30, 1996, neither of Sellers nor any Subsidiary has (i) declared, set aside or paid any dividend or made any distribution on or with respect to shares of its capital stock; (ii) made any cash payments to any of its affiliates or subsidiaries; (iii) entered into any agreement or letter of intent relating to any merger, consolidation, recapitalization or other business combination or reorganization; (iv) sold, transferred, licensed, failed to keep in effect or otherwise disposed of any intellectual property; (v) waived, released, granted or transferred any rights of material value or modified or changed in any material respect any existing contract or other agreement, other than in the ordinary course of business consistent with past practice; (vi) failed to continue its existing practices, or to change such practices if required to comply with applicable Law, relating to repair and maintenance of the assets owned, leased or otherwise held by Sellers or any Subsidiary; (vii) purchased, sold, leased or disposed of, or subjected to Lien, any assets owned, leased or otherwise held by Sellers or any Subsidiary other than in the ordinary course of business consistent with past practice; (viii) created, incurred or assumed any indebtedness for borrowed money; (ix) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise for the obligations or liabilities of any other person or entity in excess of $25,000, except for endorsements of negotiable instruments in the ordinary course of business consistent with past practice; (x) except as set forth in Schedule 2.9(b)(x) hereto, granted any severance or termination pay or benefit in excess of $5,000, other than in accordance with policies or agreements of Sellers or any of the Subsidiaries in effect on the date hereof; (xi) adopted, enacted, authorized, ratified, approved, caused or suffered to exist any material increase in the compensation or benefits of any employee, former employee, independent contractor, director or former director (other than normal periodic increases in the ordinary course of business that are made in accordance with established policies or as required pursuant to any contract or arrangement listed in Schedule 2.15(a) hereto and other than the contracts listed on
Schedule 2.9(b)(xi) hereto); (xii) adopted, enacted, authorized, ratified, approved, caused or suffered to exist any material amendment, modification, implementation or termination of any Benefit Plan (as defined in Section 2.15(b) hereof) other than any such amendment, modification, implementation or termination required under applicable Law or the terms of a Benefit Plan or any collective bargaining agreement set forth on Schedule 2.15(a) hereto; (xiii) adopted, enacted, authorized, ratified, approved, caused or suffered to exist any material amendment, modification, implementation or termination of any collective bargaining agreement set forth in Schedule 2.15(a) hereto, other than any such amendment, modification, implementation or termination required under applicable Law or under the terms of any Benefit Plan or such collective bargaining agreement; (xiv) except as set forth in Schedule 2.9(b)(xiv) hereto, made commitments for any single capital project which would exceed $25,000 in capital expenditures; (xv) except as set forth in Schedule 2.9(b)(xv) hereto, entered into any employment contract with respect to the performance of personal services which is not terminable at will without liability or penalty; (xvi) received directly or indirectly any equity contribution; (xvii) entered into any contract with respect to any of the foregoing; or (xviii) undertaken any action or activity or failed to take any action which would result in any violation or breach of any representation, warranty or covenant of Sellers or ALAC contained herein.

               (c) Without limiting the generality or effect of the foregoing, since December 31, 1995, neither of Sellers has: (i) made any change in any method of accounting or accounting practice, except as may be required by Law or by United States generally accepted accounting principles; (ii) made, changed or revoked any election with respect to taxes except where the election does not affect Buyer; (iii) made any loans, advances or capital contributions to or investments in any person or entity, other than to any supplier or customer as an extension of credit in the ordinary course of business consistent with past practice; or (iv) entered into any contract or other agreement with respect to any of the foregoing.

         2.10. Taxes.

               (a) Each of Sellers and the Subsidiaries, either on a separate basis or as a member of an affiliated group on a consolidated basis, has filed all Tax Returns (as defined below) required to be filed by it, such Tax Returns were correct and complete in all material respects and each of Sellers and the Subsidiaries has paid all Taxes (as defined below) shown to be due on such Tax Returns, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect. Except as described in Schedule 2.10(a) hereto, there are no material disputes, claims, actions or proceedings currently pending or threatened against any Asset or the

Sellers or the Subsidiaries by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against Sellers or the Subsidiaries, and there are no audits of Sellers or the Subsidiaries by any governmental authority in respect of Taxes. Except as described in Schedule 2.10(a) hereto, there are no agreements by Sellers or the Subsidiaries for an extension of time for the assessment or payment of any Taxes or for the filing of any Tax Return, or waivers of a statute of limitations by Sellers or the Subsidiaries in respect of Taxes.

               (b) The term "Tax" and "Taxes" shall mean any federal, state, local, foreign or other taxes, assessments, deficiencies, fees, levies, social security obligations, withholdings, customs duties or other governmental charges, from time to time imposed by or required to be paid to any governmental authority (including penalties and additions to tax thereon, penalties for failure to file a return or report, and interest on any of the foregoing).

               (c) The term "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

               (d) None of Sellers and the Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of Sellers and the Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Code. None of Sellers and the Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of Sellers and the Subsidiaries is a party to any Tax allocation or sharing agreement other than those which are statutorily required.

               (e) The unpaid income taxes of Sellers and the Subsidiaries (including, but not limited to, any liability for Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor by contract or otherwise) (A) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and
(B) will not exceed by any material amount such reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Sellers and the Subsidiaries in filing their income Tax Returns.

       2.11. Title to Assets. Each of Sellers and the Subsidiaries has good and marketable fee or leasehold title to, or a leasehold interest in, all of the Assets (in the case of Sellers) and the assets of the Subsidiaries (in the case of the Subsidiaries), free and clear of all Liens other than (i) mechanics', carriers', workers', repairmen's or other like Liens (inchoate or otherwise) arising or incurred in the ordinary course of business in respect of obligations which are not overdue; (ii) reservations, conditions, rights of way, covenants, restrictions and utility easements of record encumbering the real property constituting part of the Assets and the real property constituting part of the assets of the Subsidiaries which are not violated by the existing use thereof or the improvements thereon in any material respect; (iii) zoning ordinances which are not violated by the existing use thereof or the improvements thereon in any material respect; (iv) estimated ad valorem property taxes on the real property constituting part of the Assets and the real property constituting part of the assets of the Subsidiaries to become due for the year 1996, which taxes shall be prorated as of the Closing Date in accordance with Section 4.9 hereof; (v) any state of facts an accurate survey may show, provided same does not render title unmarketable in any material respect; and (vi) variations between record lines of title and fences, shrubs and other enclosures which are not material and do not impair the present use of the property (collectively, "Permitted Liens"). All of the assets leased by Sellers and the Subsidiaries are leased pursuant to leases set forth in Schedule
2.11 hereto. Each of Sellers agrees to use its best efforts to obtain the consent of all lessors under the leases set forth in Schedule 2.11 hereto to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations of the lessee under such leases.

         2.12. Properties.

               (a) The tangible personal property constituting a part of the Assets or assets of the Subsidiaries and, in each case, currently being actively used in the Business is in good working condition, normal wear and tear excepted, capable of being used safely and efficiently for its intended purpose.

               (b) Schedule 2.12(b) hereto sets forth an accurate list and summary description of all real property owned by either of Sellers or the Subsidiaries or otherwise used in the Business (the "Real Property"), a brief description of all plants located thereon, a list of all places of business maintained by either of Sellers or the Subsidiaries in connection with the Business, and a description of Sellers' or the relevant Subsidiary's right to occupy such places of business. Except as otherwise set forth herein, neither of Sellers nor ALAC makes any representation or warranty as to the condition of the Real Property, plants and places of business, and Buyer agrees to accept such real property, plants and places of business "as is."

               (c) Schedule 2.12(c) hereto sets forth an accurate list and summary description of all real property owned or operated by either of Sellers or the Subsidiaries since October 20, 1986 other than the Real Property listed in Schedule 2.12(b) hereto and a brief description of all plants or improvements located thereon.

         2.13. Patents, Trademarks, Etc. Schedule 2.13 hereto sets forth all of the patents, trademarks, service marks, trademark registrations and applications therefor, trade names, copyrights, and copyright registrations and applications therefor owned by or registered in the name of either of Sellers or any of the Subsidiaries in the United States or in which any of Sellers or the Subsidiaries has any rights by license. Sellers or the Subsidiaries own, or are validly licensed under, all patents, trademarks, service marks, trade names and copyrights necessary for the conduct of the Business as now operated, without known conflict with the rights of others.

Except as set forth on Schedule 2.13 hereto, each patent registration and trademark registration and each application therefor listed in Schedule 2.13 hereto is valid, subsisting and in proper form and those registrations material to the Business have been duly maintained, including by the submission of all necessary filings in accordance with the legal and administrative requirements of the jurisdiction of registration. Sellers have no knowledge of, and Sellers are not currently in receipt of any notice of, any conflict with the asserted rights of others in such patents, trademarks, service marks, trade names and copyrights. Sellers have no knowledge of, and Sellers are not currently in receipt of, any notice of infringement or other complaint that Sellers' or any of the Subsidiaries' operations traverse or infringe the rights of patents, trademarks, service marks, trade names or copyrights of others.

         2.14. Contracts, Etc. All contracts and commitments of Sellers and each of the Subsidiaries providing for the payment by Sellers or any of the Subsidiaries or receipt by Sellers or any of the Subsidiaries of amounts in excess of $100,000, or with a term extending more than one year after the date hereof are, as of the date hereof, valid and in full force and effect. To the knowledge of Sellers, none of Sellers, the Subsidiaries or any other party is in default, and no event has occurred which, with notice and/or lapse of time, would constitute a default, under any such contract or commitment. Schedule 2.14 hereto lists all such contracts and commitments as in effect on the date hereof.

         2.15. Employees and Employee Benefit Plans.

               (a) General. Schedule 2.15(a) hereto contains a true and complete list of all of Sellers' employees, whether full-time or part-time, (collectively, the "Employees"). Schedule 2.15(a) hereto also sets forth a complete and correct list of (i) each defined benefit and defined contribution plan which is maintained or contributed to by either of Sellers for the Employees, or to which either of Sellers is required to contribute, with respect to such Employees; (ii) collective bargaining agreements with labor or trade unions relating to the Employees; and (iii) except to the extent set forth or provided under any such collective bargaining agreement, all employment policies and arrangements, all written employment and consulting agreements to the extent not otherwise disclosed on a Schedule to this Agreement, written agreements with respect to leased or temporary employees, executive compensation plans, incentive compensation plans or arrangements, bonus plans, deferred compensation agreements, excess benefit plans, vacation plans, death benefit plans, sickness or disability plans, severance pay plans, educational assistance plans, employee stock option, stock ownership or stock purchase plans, group life, health and accident insurance and other plans, agreements, arrangements or commitments, whether or not legally binding, whether written or oral, and whether express or implied, of Sellers which benefit the Employees or former employees of Sellers ("Former Employees"), or their dependents, survivors or beneficiaries. All Employees and Former Employees will be fully paid through the last pay period ending on or prior to the Closing for services rendered and for ordinary expenses incurred through the Closing under their respective employment agreements, if any, or otherwise.

               (b) Employee Benefit Plans. Except as set forth in Schedule 2.15(b) hereto, there is no material "employee benefit plan" within the meaning of Section 3(3) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), and (to the extent not otherwise included as an "employee benefit plan") no material stock ownership, non-cash compensation or other similar plan, program or arrangement maintained by or for either of Sellers under which either of Sellers has any material present or future obligation or liability (other than to make current wage or salary payments) with respect to Employees or Former Employees (all of which, together with the plans, policies and arrangements set forth in Schedule 2.15(a) hereto, are hereafter referred to as the "Benefit Plans").

                  (c) Employee Pension Benefit Plans. Each Benefit Plan which covers Employees generally and which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) is intended to meet the requirements of
Section 401(a) of the Code and the trust forming part of such plan is exempt from Federal income tax under Section 501(a) of the Code. A favorable determination letter has been issued by the Internal Revenue Service ("IRS") with respect to each such plan or trust and each amendment thereto. Each Benefit Plan has been administered to date substantially in accordance with the material provisions of ERISA, the Code, applicable law and the terms and provisions of all documents, agreements or contracts pursuant to which such plans are maintained. There have been no material "prohibited transactions" within the meaning of Section 4975 of the Code or Part 4 Subtitle B of Title I of ERISA. There is no material dispute, arbitration, claim, suit or grievance, pending or threatened involving a Benefit Plan and there is no basis for such a claim. None of the Benefit Plans and no fiduciary thereof have been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency, and there are no matters pending before the IRS, Department of Labor or Pension Benefit Guaranty Corporation ("PBGC") with respect to any Benefit Plan. Sellers have no liability or obligation to provide post-retirement group insurance benefits to Former Employees or Employees.

                  (d) Title IV Plans. Neither of Sellers maintains or contributes to any "multiemployer plan," within the meaning of Section 3(37) of ERISA which benefits any Employees or Former Employees. Except as a result of the transactions contemplated by this Agreement, no Benefit Plan of Sellers which is subject to Title IV of ERISA has been partially or completely terminated. None of the Assets is subject to (i) any liability or Lien under any agreement imposing secondary liability on Sellers as sellers of the assets of a business in accordance with Section 4204 of ERISA or under any other provision of Title IV of ERISA, (ii) contingent liability under Title IV of ERISA to the PBGC or to any plan, (iii) a Lien under Section 4068 of ERISA, or (iv) any liability or Lien with respect to any "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code. The present value of all "benefit liabilities" (whether or not vested) (as defined in Section 4001(a)(16) of ERISA) under each single employer defined benefit plan of Sellers did not exceed as of the most recent plan actuarial valuation date, and will not exceed as of the Closing Date, the then current fair market value of the assets of such plan. For purposes of determining the present value of benefit liabilities under any such plan, the actuarial assumptions and methods used under such plan for the most recent plan actuarial valuation shall be used and all benefits provided under such plan shall be deemed to be fully vested.

               (e) Documents Provided. Sellers have heretofore delivered to Buyer true and correct copies of (i) each of the Benefit Plans listed on
Schedule 2.15(b) hereto and all amendments thereto to the date hereof; (ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Benefit Plans, including all amendments to such documents to the date hereof; (iii) the most recent determination letter issued by the IRS with respect to each of the employee pension benefit plans described in Section 2.15(c); (iv) the most recent actuarial valuation report for each of the current Benefit Plans for which an actuarial valuation report is required to be prepared; and (v) the most recent Annual Report (IRS Forms 5500 series), including Schedules A and B and plan audits, if applicable, required to be filed with respect to each of the Benefit Plans.

               (f) Labor Disputes. Except as provided in Schedule 2.15(f) hereto, no strikes, work stoppages or other labor disputes involving the Employees are pending or, to the knowledge of Sellers and ALAC, threatened which, either singly or in the aggregate, could have a Material Adverse Effect. Except as provided in Schedule 2.15(f), no Employees are represented by any labor or trade union and, to the knowledge of Sellers and ALAC, no movement to designate a collective bargaining agent to represent any of the Employees exists or is threatened. Each of Sellers (i) is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Worker Adjustment Retraining Notification Act, the Americans with Disability Act of 1990 and the Family and Medical Leave Act of 1993 ("FMLA")), in each case, with respect to current and former officers, Employees, independent contractors and directors of Sellers and each of the Subsidiaries, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to such officers, Employees, independent contractors and directors of Sellers,
(iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Agency, with respect to unemployment compensation benefits, social security or other benefits for current and former officers, Employees, independent contractors or directors of each of Sellers and the Subsidiaries. Schedule 2.15(f) sets forth a list of all persons who are on leave as of the Closing Date and identifies which persons are on leave covered by the FMLA and which persons are on leave not covered by the FMLA.

         2.16. Litigation; Compliance with Laws.

               (a) None of Sellers or the Subsidiaries is in violation of any applicable Law, or any permits, memberships, authorizations, consents, waivers, approvals, registrations, legal status, orders or other approvals and licenses (collectively, "Permits") held by or applicable to Sellers or any of the Subsidiaries under any Law or granted by any Governmental Agency, except for such violations which would not have a Material Adverse Effect. Sellers and the Subsidiaries have all Permits necessary to conduct the Business as heretofore conducted by Sellers and the Subsidiaries and a list of such Permits is set forth in Schedule 2.16(a) hereto.

               (b) Except as set forth in Schedule 2.16(b) hereto, there is no Litigation to which any of Sellers or the Subsidiaries is a party by or before any (i) court, (ii) Governmental

Agency or (iii) arbitrator, in each case pending, or to the knowledge of Sellers and ALAC, threatened, concerning title to the Assets or which, if adversely determined, would have a Material Adverse Effect, or which questions the validity of this Agreement or the transactions contemplated hereby. For purposes of this Agreement, "Litigation" shall mean any action, suit, claim, proceeding, investigation or governmental inquiry.

         2.17.    Environmental and Safety Laws.

                  (a) Except as described on Schedule 2.17, none of Sellers or the Subsidiaries has received any written notice of violation, hearing, correction order, cessation order, notice of fine or penalty, notice of proposed assessment or other written notice from any Governmental Authority that any of Sellers or the Subsidiaries is not in compliance with Environmental Laws (A) since January 1, 1991, or (B) which relates to any matters that are not, or have not been, resolved as of the date hereof.

                  (b) Except as described in Schedule 2.17 hereto and to the knowledge of Sellers, there have been no releases (as defined under any applicable Environmental Laws), and there exists no threat of release of Hazardous Materials (defined below) ("Releases") (i) by any of Sellers or the Subsidiaries or (ii) by any other person or entity at, on, in, under, over or in any way affecting the Real Property, except as customarily occur in the normal course of the Business and in compliance with Environmental Laws.

                  (c) Except as described in Schedule 2.17 hereto, none of the Assets or the assets of the Subsidiaries are being used, or to the knowledge of Sellers, have been used, to produce, manufacture, process, generate, store, use, handle, recycle, treat, dispose of, manage, ship or transport Hazardous Materials, other than as customary in the normal course of the Business and in compliance with Environmental Laws.

                  (d) To the knowledge of Sellers, except as set forth in
Schedule 2.17 hereto, there are now no above ground storage tanks as defined in applicable Environmental Laws, and no underground storage tanks which are subject to regulation under the underground storage tank regulations issued pursuant to the federal Resource Conservation and Recovery Act or comparable state law, located at, on or in, the Real Property. Schedule 2.17 includes a list of underground storage tanks subject to the underground storage tank regulations issued pursuant to the federal Resource Conservation and Recovery Act or comparable state law which have been removed from the ground since January 1, 1991, or the date when Sellers or the Subsidiary acquired title to any of the Real Property where any such underground storage tank was located, whichever is later.

                  (e) No lien has been imposed on any Real Property by any Governmental Authority in connection with the presence on or off any Real Property of any Hazardous Materials.

                  (f) Except as (x) set forth on Schedule 2.17 hereto and (y) may have an adverse effect of not more than $50,000 on the Business (unless the matter is outstanding and unresolved, in which case it is included on Schedule 2.17 unless it would have an adverse effect of not more than $5,000), none of Sellers or the Subsidiaries, or, to their knowledge, any other person or entity for whose conduct any of them is or may be held responsible, have: (i) entered into or been subject to any consent decree, compliance order, or administrative order or other order in connection with the Business with respect to any facilities or operations on or contemplated on the Real Property since January 1, 1991; (ii) received a written notice under a citizen suit provision of any Environmental Law in connection with the Business or any Real Property or any facilities or operations thereon which has not been concluded, settled, withdrawn or otherwise finally resolved; or (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental condition relating to the Business or any Real Property or any facilities or operations thereon under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and neither of Sellers nor the Subsidiaries has any knowledge or information as of the date of this Agreement reasonably indicating that any of the above events will be forthcoming.

                  (g) Except as set forth in Schedule 2.17 hereto and except for monitoring data required under any applicable permit or regulation, neither of Sellers nor the Subsidiaries have, since January 1, 1991, (i) reported a Release pursuant to an Environmental Law, or (ii) filed a notice pursuant to Environmental Law reporting a violation thereof.

                  (h) Except as set forth on Schedule 2.17 and to the knowledge of Seller, there is not presently located at the Real Property (i) any polychlorinated biphenyl ("PCBs") (other than PCBs in equipment that is not regulated under the Toxic Substances Control Act) used in hydraulic oils, transformers or other equipment or substances, or (ii) friable asbestos containing material that is in need of removal, repair or encapsulation.

                  (i) For purposes of Section 2.17 the following terms have the following meanings:

                    (i) "Environmental Law" means any federal, state or local law, legislation, ordinance, regulation, rule, code, license, permit, authorization, judicial or administrative order or injunction of any Governmental Authority in effect on the Closing Date relating to (A) the protection, preservation or restoration of the environment (including but not limited to air, water vapor, surface water, groundwater, drinking water supply, stormwater runoff, surface land, subsurface land, plant and animal life or any other natural resource or environmental medium), or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials (defined below), including without limitation the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act, as amended, or corresponding state statutes.

                    (ii) "Hazardous material" means any substance presently listed, defined, designated, controlled or classified as a pollutant or as hazardous, toxic, radioactive or dangerous, under any Environmental Law applicable in the jurisdiction in which the substance is present. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, toxic substance, hazardous waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos containing material, urea formaldehyde foam insulation, lead and PCBs.

         2.18. Finders. Neither Sellers nor ALAC has made any agreement with any person or taken any action which would cause any person to become entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated hereby, other than the fees payable by ALAC to J.P. Morgan & Co. Incorporated in connection herewith.

         2.19. Effect of Certain Representations. For purposes of this Agreement, references to the "knowledge of" any of Sellers, ALAC or the Subsidiaries shall constitute only references to the actual knowledge of (i) any executive officer of Sellers, ALAC or the Subsidiaries, (ii) any of the employees of Sellers, ALAC or the Subsidiaries in charge of a principal business unit, division or function or (iii) any person within Sellers', ALAC's or the Subsidiaries' organization to whom such executive officer or employee directly reports.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Sellers and ALAC as follows:

         3.1. Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into and perform this Agreement and the Collateral Agreements to which it is or will be a party and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer, and no other corporate action by Buyer is necessary to authorize the execution and delivery of this Agreement or the Collateral Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement, and the Collateral Agreements to which Buyer is or will be a party, constitute or, when executed and delivered, will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and subject to bankruptcy and other laws relating to or affecting the rights of creditors generally.

         3.2. Governmental Consents. Except for filings, if any, required under the HSR Act, neither the execution, delivery or performance by Buyer of this Agreement or any Collateral Agreement to which it is or will be a party, nor the consummation of the transactions contemplated hereby or thereby, will require any Permit or other order or action of, or notice to, or declaration, filing or registration with, any third party or Governmental Agency.

         3.3. No Violation. Neither the execution, delivery or performance by Buyer of this Agreement or the Collateral Agreements to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Buyer, or (ii) violate, breach or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Liens upon any property or assets of Buyer under, any contract, lease, sublease, loan agreement, note or other instrument or obligation, or any Permit, in each case to which Buyer is a party or by which Buyer is bound, or (iii) violate any Laws applicable to Buyer or by which Buyer or any of its properties or assets is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults, terminations, accelerations and creations which would not have any effect on the ability of Buyer to perform its obligations under this Agreement.

         3.4. Litigation. There is no Litigation to which Buyer is a party by or before any (i) court, (ii) Governmental Agency or (iii) arbitrator, in each case pending or, to the knowledge of Buyer, threatened, which seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge this Agreement, any of Collateral Agreements or any of the transactions contemplated hereby or thereby.

         3.5. Finders. Buyer has not made any agreement with any person or taken any action which would cause any person to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated hereby, other than the fees payable by Buyer to Lehman Brothers in connection herewith.


                                   ARTICLE IV

                                    COVENANTS

         4.1. Preservation of the Business. From the date hereof to the Closing Date, each of Sellers and ALAC will use its best efforts to cause Sellers and the Subsidiaries to conduct the Business only in the ordinary course (except as contemplated to the contrary by this Agreement or as agreed to by Buyer in writing) and, to the extent consistent with such operation, to use its best efforts to maintain and preserve Sellers' and the Subsidiaries' present business organizations intact, keep available the services of Sellers' and the Subsidiaries' present officers and employees, and preserve and maintain Sellers' and the Subsidiaries' present relationships with suppliers and customers and other persons having business dealings and relations with Sellers or any of the Subsidiaries, as applicable, to follow generally accepted accounting practices and methods, making ordinary accruals, incurring ordinary liabilities and expenditures and making ordinary contract commitments for capital additions and replacements, merchandise, insurance, rentals, research and development, and other ordinary expenses, only in the ordinary course, unless actions out of the ordinary course are expressly agreed to by Buyer in writing, and to refrain from any of the acts enumerated in
Section 2.9 hereof.

         4.2. Sale or Encumbrance of Assets; Sellers' Shares.

         (a) From the date hereof to the Closing Date, Sellers shall not directly or indirectly, (a) sell, pledge, dispose of or encumber any of the Assets except in the ordinary course of business and consistent with past practice, or (b) issue, grant or sell, or authorize or propose the issuance of, or split, combine, reclassify or redeem, purchase or otherwise acquire or propose the purchase of, any shares of any class of its capital stock or issue any securities convertible into, or rights to subscribe to, or warrants or options (including employee stock options) to acquire, or enter into any contract with respect to the issuance of, any such shares or other convertible securities, or make any such changes in its equity capital structure.

         (b) From the date hereof to the Closing Date, Sellers shall cause each of the Subsidiaries not to, directly or indirectly, (a) sell, pledge, dispose of or encumber any material assets owned by it except in the ordinary course of business and consistent with past practice, or (b) issue, grant or sell, or authorize or propose the issuance of, or split, combine, reclassify or redeem, purchase or otherwise acquire or propose the purchase of, any shares of any class of its capital stock or issue any securities convertible into, or rights to subscribe to, or warrants or options (including employee stock options) to acquire, or enter into any contract with respect to the issuance of, any such shares or other convertible securities, or make any such changes in its equity capital structure.

         4.3. Approvals and Consents. Each of Sellers shall use its best efforts to promptly obtain and to comply with all requisite statutory or regulatory approvals, third party consents and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

         4.4. Investigations. Sellers shall provide Buyer and its attorneys, representatives, agents and consultants (including environmental consultants or engineers) with access to the books, records and properties of Sellers and the Subsidiaries and to furnish to Buyer such financial and operating data and other information with respect to the Business and the Assets and the assets of the Subsidiaries as Buyer shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Business.

         4.5. Books and Records; Personnel.

              (a) For a period of ten years after the Closing Date, Buyer shall not dispose of or destroy, or transfer to any place outside the United States, any of the existing business records and files of Sellers which are transferred in connection herewith without first offering to turn over possession thereof to ALAC by written notice to ALAC at least 30 days prior to the proposed date of such disposition or destruction.

              (b) Buyer shall allow ALAC and its agents access to all business records and files of Sellers which are transferred in connection herewith, during normal working hours at the principal places of business of Sellers or at any location where such records are stored, and ALAC shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the Business.

              (c) At ALAC's request and expense, including reasonable compensation for the time devoted by Buyer's employees, agents, officers or directors, Buyer shall provide reasonable assistance to Sellers and ALAC in resolving disputes with third parties relating to the Assets or the Business in respect of all periods prior to the Closing originating in, or with respect to, periods prior to the Closing. Such disputes could include, but would not be limited to, tax audits, environmental issues, commercial liability claims or similar controversies in which Buyer, or Sellers' former records, could be of assistance in reaching resolution.

         4.6. Excluded Liabilities. Each of Sellers agrees that it will promptly pay and discharge when due the Excluded Liabilities retained by Sellers, provided that Sellers shall have the right to contest in good faith any of such Excluded Liabilities and to assert all rights, remedies and defenses it may have with respect to the Excluded Liabilities. Nothing contained in this Section 4.6 is intended or shall be construed as granting or creating any right or cause of action in any person or entity whatsoever that is not a party to this Agreement.

         4.7. Employee Plans and Other Matters.

              (a) Buyer shall offer to employ each Employee who is actively at work (or on approved leave) or who has recall rights or rights to re-employment of any kind on the Closing Date (collectively, the "Transferred Employees") on terms and conditions which, for a period of ninety days following the Closing Date, shall be, in the aggregate, substantially similar to those which apply to such Employee's employment by Sellers immediately prior to the Closing Date; provided, however, that Buyer shall retain the right to terminate the employment of any Transferred Employee at any time, subject to the requirements of any applicable employment agreement, collective bargaining agreement or Law. Effective as of the Closing Date, Buyer will make arrangements for pension, retirement, insurance, health, welfare and other employee benefit plans, policies, programs and practices that provide benefits to the Transferred Employees and their covered dependents (collectively, the "Participants") which, for a period of ninety days following the Closing Date, shall be, in the aggregate, substantially similar to those provided by

Sellers for the Participants immediately prior to the date hereof. Buyer shall take, or shall cause to be taken, all action necessary (including the adoption of plans, insurance contracts or board of directors resolutions) to provide such employee benefit plans and coverage for the Transferred Employees effective as of the Closing Date (the "Buyer Plans") as provided in this Section 4.7. Buyer shall credit such Transferred Employees under the Buyer Plans with all years of service with Sellers and any ERISA Affiliate to the extent and for the purposes such service was credited under each of the plans listed on Schedules 2.15(a) or
(b) hereto (the "Seller Plans") prior to the date hereof, including without limitation, where applicable, for purposes of eligibility to participate in, vesting or accrual of benefits under any Buyer Plan except that Buyer shall not be required to credit such service for the accrual of benefits under any Buyer Plan which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA. Without limiting the generality of the foregoing, Buyer shall give full credit to each Transferred Employee for all service with or recognized by Sellers and any ERISA Affiliate for all purposes (including, without limitation, the amount of benefits payable) under Buyer's (or its Affiliate's) vacation pay plan or policy and under the severance plan to be maintained by Buyer or its Affiliates in accordance with Section 4.7(b). Health benefits provided by Buyer pursuant to this Section 4.7(a) shall not be subject to any waiting period, insurability requirement or preexisting condition requirement.

              (b) In the event that any Transferred Employee, whose terms and conditions of employment are not governed by a collective bargaining agreement or employment contract, is discharged by Buyer within six (6) months after the Closing Date, Buyer shall make payments to such discharged Transferred Employee in a manner consistent with the level of severance and other benefits (if any) that would have been provided to such Person under the severance practices of Sellers and its ERISA Affiliates as set forth in Schedules 2.15(a) and (b), regardless of whether such plan becomes effective as a result of the transactions contemplated by this Agreement.

              (c) Each of Sellers agrees that, from and after the Closing, it shall retain responsibility for, and the term Excluded Liabilities shall include, all health, welfare and severance claims of the Participants under the Seller Plans, including (without limitation) all health and medical, short- and long-term disability, sick pay, life and accident insurance, severance and workers' compensation claims, incurred prior to the Closing Date under the Seller Plans or incurred at any time under any other compensation or benefit plan, program or statutory scheme not listed on Schedule 2.15(a) or 2.15(b) hereto. Buyer shall assume responsibility for, and the term Assumed Liabilities shall include, all health, welfare and severance claims incurred by the Participants, including (without limitation) all health, medical, short- and long-term disability, sick pay, life and accident insurance, severance and workers' compensation claims, incurred from and after the Closing under the Buyer Plans.

              (d) Effective as of the Closing Date, Buyer shall assume and discharge Sellers' liabilities and obligations under the collective bargaining agreements applicable to any Employee to the extent first arising on or after the Closing Date.

              (e) Buyer agrees to assume responsibility for, and the term Assumed Liabilities shall include, all obligations first arising from and after the Closing under the executive contracts listed on Schedule 4.7(e)(i) hereto. Seller agrees to retain responsibility for, and the term Excluded Liabilities shall include, all obligations under the retention bonus agreements listed on Schedule 4.7(e)(ii) hereto.

              (f) All assets of, under or associated with the Benefit Plans existing as of the Closing shall be Excluded Assets and all liabilities of, under or associated with the Benefit Plans existing as of the Closing shall be Excluded Liabilities.

              (g) If the Closing Date does not coincide with the last day of the pay period applicable to one or more Transferred Employees, (i) Buyer shall pay or cause to be paid (as a payroll agent for Sellers and not as an employer) all cash compensation payable by Sellers or the Subsidiaries to each such Transferred Employee for the partial pay period including the Closing Date, (ii) Buyer shall withhold, deduct or pay or cause to be paid (as a payroll agent for Sellers and not as an employer) all amounts required to be withheld from, deducted from or paid by an employer with respect to such cash compensation and
(iii) the Purchase Price under Section 1.2 shall be reduced by the sum of all amounts paid or caused to be paid by Buyer pursuant to this Section 4.7(g). As soon as practicable after the Closing Date, Sellers shall provide Buyer all information necessary for Buyer properly to make all payments required pursuant to this Section 4.7(g).

         4.8. Insurance Policies.

              (a) All insurance coverage respecting the Business and the Assets is maintained under insurance policies of ALAC and from and after the Closing the Business and the Assets will no longer be covered by such insurance policies and Buyer acknowledges and agrees that it shall have sole responsibility for obtaining appropriate insurance with respect to the Business and the Assets from and after the Closing.

              (b) From and after the Closing, to the extent any of the Assumed Liabilities assumed by Buyer pursuant to this Agreement is paid, discharged or otherwise provided for by Buyer, which liability is covered by any insurance contract or similar agreement to which ALAC is a party, ALAC shall make available to Buyer the benefits of ALAC's rights under any such contract or agreement, to the full extent permitted by such contract or agreement and funds received by ALAC in connection therewith shall be promptly paid over to Buyer in an amount not in excess of the amount of such liability that is paid, discharged or otherwise provided for by Buyer.

         4.9. Prorations; Agreement as to Other Adjustments. Unless otherwise specified in this Agreement, all income, expenses and costs related to the real and personal property constituting part of the Assets (the "Property") shall be prorated, as follows:

              (a) All estimated ad valorem real property taxes on the Property to become due for the fiscal year 1997, regardless of the fiscal year of the taxes in question, shall be prorated on a calendar year basis. Sellers shall pay that fraction of such taxes the denominator of which shall be 365 and the numerator of which shall be the number of days in the current calendar year which shall have passed as of the midnight of the date immediately prior to the Closing Date, and Buyer shall pay the remaining portion of such taxes. Such taxes shall be estimated using the valuation for the property and the tax rate effective for the fiscal year beginning January 1, 1997.

              (b) All assessments or installments thereof due for the year 1997 shall be prorated on a calendar year basis in accordance with Section 4.9(a) hereof. All assessments or installments thereof which are attributable to periods following the Closing Date shall become a Lien on the Property at the Closing Date or thereafter shall be the responsibility of and be paid by Buyer.

              (c) To the extent that the amounts of any of the above items shall not be available for exact proration as of the Closing, they shall be computed and settled as part of the determination of any amounts owing between Buyer and Sellers pursuant to Section 1.3(e) hereof.

              (d) The parties hereto recognize that, in addition to the adjustments provided for elsewhere in this Agreement, there may well be other matters which should properly be adjusted or prorated as of the Closing Date. Accordingly, each of the parties hereto agrees to use its best efforts to work out any such matters and to resolve them in good faith consistent with the provisions of this Agreement.

              (e) Notwithstanding the foregoing, no prorations or adjustments shall be made under this Section 4.9 in respect of any of the Assumed Liabilities.

         4.10. Assignment of Name. At the Closing, Sellers will deliver to Buyer a written assignment, in the form of Exhibit 4.10 hereto (the "Trademark Assignment"), evidencing their assignment to Buyer or to any parent, subsidiary, affiliate or associate of Buyer, or any successor or assign thereof, of all of Sellers' rights to the name "Bowen Tools", together with any trade marks, logos or any variants thereof, and such other names and marks relating to the operation of the Business or the Assets as are designated in Schedule 2.13 hereto (the "Trademarks"). Each of Sellers agrees that from and after the Closing Date, Sellers and their respective affiliates will not use or have the right to use Trademarks in the operation of any business in any geographic area. At or following the Closing, each of Sellers will execute such consents and waivers as may be necessary or appropriate in order that Buyer may qualify to do business in any state using Trademarks. Upon Closing, each of Sellers shall amend its Certificate of Incorporation to change its name to a name which does not include the name "Bowen Tools".

         4.11. Transfer Tax Obligations. Sellers shall be responsible for payment of any Taxes imposed on or in connection with the transfer of the Assets to Buyer hereunder, including, without limitation, any such sales and use Taxes, value added Taxes, real property title transfer Taxes, securities transfer Taxes and stamp Taxes. Sellers agree to pay whatever such Taxes are ultimately determined to be due, and to indemnify Buyer for any liability for such Taxes (including penalties, additions to tax and interest thereon) imposed on or in connection with the transfer of the Assets to Buyer hereunder. At Sellers' request and expense, including reasonable compensation for the time devoted by Buyer's employees, agents, officers and directors, Buyer shall timely provide to Sellers all appropriate certificates evidencing exemption from sales, use or other similar transfer Taxes and take such other action as Sellers may reasonably request in order to utilize all available exemptions, deductions and credits that may be available to reduce the amount of such Taxes payable by Sellers. Schedule 4.11 hereto sets forth the jurisdictions in which Buyer or its affiliates shall be required to qualify as a foreign corporation authorized to do business in such jurisdictions or make such other filings as may be necessary to achieve the results set forth in the preceding sentence. Buyer shall indemnify and hold harmless Sellers and ALAC from any additional Taxes paid or other costs incurred by Sellers or ALAC solely as a result of the failure of Buyer or its affiliates to comply with its obligations under this Section 4.11.

         4.12. Buyer's Assumption of Liabilities. Buyer agrees to pay and discharge the Assumed Liabilities and to assume and perform all of the obligations under the terms of any contract or agreement assigned to Buyer as part of the Assets in accordance with the terms and conditions of such contract or agreement, provided that Buyer shall be entitled to assert all rights, remedies and defenses that either of Sellers or Buyer may have with respect to the performance of such obligations.

         4.13. Patent Assignment. Each of Sellers will execute and deliver to Buyer at the Closing a Patent Assignment in the form of Exhibit 4.13 hereto.

         4.14. Allocation of Purchase Price. The parties agree that the consideration for the sale of the Assets, consisting of the Purchase Price to be paid in accordance with Section 1.2 hereof, the assumption of the Assumed Liabilities and all other capitalizable costs, shall be allocated in accordance with Section 1060 of the Code as agreed upon by the parties prior to the Closing.

         4.15. Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to promptly obtain all waivers, permits, consents and approvals and to effect all registrations, fillings and notices with or to third parties or governmental or public bodies or authorities which are in the opinion of Sellers necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the HSR Act.

         4.16. ALAC Guarantee. ALAC will guarantee for the benefit of Buyer each of Sellers' obligations under this Agreement and the Collateral Agreements, such guaranty to be in the form attached hereto as Exhibit 4.16.

         4.17. Schedules and Exhibits. From time to time prior to the Closing, Sellers will promptly supplement or amend the Schedules and Exhibits to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules or Exhibits to this Agreement. No such supplement or amendment of the Schedules or Exhibits to this Agreement made pursuant to this

Section 4.17 which purports to correct any prior representation or cure the breach of any prior warranty made in this Agreement shall be deemed to correct such representation or cure the breach of such warranty for purposes of Section
5.1 and Article VIII of this Agreement, unless specifically agreed to in writing by the Buyer.


                                    ARTICLE V

                       CONDITIONS TO OBLIGATIONS OF BUYER
                          TO CONSUMMATE THE TRANSACTION

         The obligations of Buyer under this Agreement to be performed at the Closing shall be subject to the satisfaction, or the waiver in writing by Buyer, on or prior to the Closing Date of the following conditions:

         5.1. Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of Sellers and ALAC contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and all of the agreements of Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by an appropriate officer of each of Sellers and of ALAC, certifying that the conditions specified in this
Section 5.1 have been fulfilled.

         5.2. Financial Results. Buyer shall have received Sellers' unaudited statement of income for the year ended December 31, 1996 accompanied by a certificate in the form attached hereto as Exhibit 5.2 dated as of the Closing Date and signed by an executive officer of each of Sellers and ALAC, and Sellers' earnings before interest, income taxes, depreciation and amortization for such calendar year as reflected in such income statement shall be equal to or greater than $5,040,000.

         5.3. No Injunction. No judgment, order or decree shall have been rendered in any Litigation which has the effect of (a) enjoining, restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any Collateral Agreement, or (b) enjoining, restraining or prohibiting the transfer of any of the Assets from Sellers to Buyer or requiring Buyer to hold any assets separately from other assets owned or operated by Buyer.

         5.4. Opinion of Counsel. Buyer shall have received the favorable opinion of Coudert Brothers, counsel to Sellers and ALAC, dated the Closing Date, substantially in the form of Exhibit 5.4 hereto.

         5.5. Consents. All consents and approvals necessary to the consummation of the transactions contemplated hereby shall have been obtained, and any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         5.6. No Material Adverse Effect. Except as described or contemplated herein or in the Schedules, there shall have been no uninsured damage or destruction to, or change in, the Assets or the Business since the date of the Interim Financial Statements which would have a Material Adverse Effect, other than as a result of general economic conditions or other conditions affecting the industry in which the Business operates.

         5.7. Resolutions of the Boards of Directors. Buyer shall have received from each of Sellers and ALAC certified copies of the resolutions of their respective Boards of Directors (or, in the case of ALAC, the Executive Committee of its Board of Directors) approving this Agreement and the Collateral Agreements and authorizing the consummation of the transactions contemplated hereby and thereby.

         5.8. Delivery of Bills of Sale. There shall have been delivered to Buyer by Sellers and the ALAC FSC bill(s) of sale, dated the Closing Date, sufficient to transfer to Buyer the Assets other than the portion thereof consisting of Real Property and in the form of Exhibit 1.1(b)(i) hereto.

         5.9. Delivery of Real Property Deeds. There shall have been delivered to Buyer by the Operating Company deeds, each dated the Closing Date, in the form required by Section 1.1(b)(ii) hereof which shall be sufficient to transfer to Buyer the Real Property and shall be in recordable form reasonably acceptable to Buyer.

         5.10. Actual or Threatened Actions. There shall not be any actual or threatened action or proceeding by or before any court or other individual, administrative or Governmental Entity which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement, which could materially adversely affect the Business after the Closing Date, or which could deny Buyer any of the benefits of the transactions contemplated hereby.

         5.11. Insurable Title to Real Property. Buyer will have received evidence reasonably satisfactory to it that a reputable title insurance company has issued at ordinary rates its title insurance policy effective the Closing Date with respect to the Real Property located in the United States and included in the Assets, insuring in the case of each such property such title as is reflected in the title reports referenced in Exhibit 5.11 hereto and previously delivered to Buyer, and subject to any existing or potential exceptions to such title as set forth in such title report provided such state of title does not render title to a particular property unmarketable in any material respect or prohibit or impair the present use of such property (the "Title Insurance").

         5.12. Transfer Taxes. Buyer shall have received properly completed all required real estate transfer tax returns duly executed by Sellers in form reasonably acceptable to Buyer (collectively, the "Transfer Tax Returns"); provided, however, that Buyer shall reasonably cooperate in the completion, execution and filing of such returns to the extent that such cooperation is necessary for such completion, execution and filing.

         5.13. Assignment and Assumption of Agreements. Each of Sellers shall have executed and delivered to Buyer sufficient instruments of assignment respecting the agreements constituting part of the Assets to which Buyer is a party.

         5.14. Allocation of Purchase Price. The parties shall have agreed upon an allocation of the Purchase Price in accordance with Section 4.14 hereof.

         5.15. Reliance Letters. Sellers shall have requested and, if received by Sellers, Sellers shall have delivered to Buyer the reliance letters in the form set forth as Exhibit 5.15 hereto from the environmental consultants who have previously provided environmental assessment reports in connection with the Real Property constituting a part of the Assets.


                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF SELLERS AND
                       ALAC TO CONSUMMATE THE TRANSACTION

         The obligations of each of Sellers and ALAC under this Agreement to be performed at the Closing shall be subject to the satisfaction, or the waiver in writing by Sellers and ALAC, on or prior to the Closing of the following conditions:

         6.1. Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and all of the agreements of Buyer to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects. Sellers and ALAC shall have received a certificate, dated the Closing Date, signed by an appropriate officer of Buyer, certifying that the conditions specified in this Section 6.1 have been fulfilled.

         6.2. No Injunction. No judgment, order or decree shall have been rendered in any Litigation which has the effect of (a) enjoining the consummation of the transactions contemplated by this Agreement or any Collateral Agreement, or (b) enjoining the transfer of any of the Assets from Sellers to Buyer or requiring Sellers or ALAC to hold any Assets separately from other assets owned or operated by any such party.

         6.3. Opinion of Counsel. Sellers and ALAC shall have received the favorable opinion of Jones, Day, Reavis & Pogue, counsel to Buyer, dated the Closing Date, substantially in the form of Exhibit 6.3 hereto.

         6.4. Consents. All consents and approvals necessary to the consummation of the transactions contemplated hereby shall have been obtained, and any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         6.5. Allocation of Purchase Price. The parties shall have agreed upon an allocation of the Purchase Price in accordance with Section 4.14 hereof.


                                   ARTICLE VII

                          TERMINATION PRIOR TO CLOSING

         7.1.     Termination.  This Agreement may be terminated and abandoned:

              (a) At any time prior to the Closing, by the mutual consent in writing of the parties hereto;

              (b) At any time prior to the Closing, by either Buyer, on the one hand, or ALAC and Sellers, on the other hand, by notice in writing to the other if the Closing shall not have occurred on or before March 31, 1997;

              (c) At any time prior to the Closing, by either Buyer, on the one hand, or ALAC and Sellers, on the other hand, by notice in writing to the other if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

              (d) By Buyer if, prior to 5:00 p.m., New York City time, on January 20, 1997, Buyer shall have notified Sellers and ALAC in writing that Buyer has not obtained sufficient financing, or commitments in respect thereof, to consummate the transactions contemplated hereby; provided, however, that it is acknowledged and agreed to by Buyer that the right to terminate this Agreement pursuant to this Section 7.1(d) shall expire and Buyer shall have no right to terminate this Agreement pursuant to this Section 7.1(d) if Buyer has not provided the written notice described in this Section 7.1(d) prior to 5:00 p.m., New York City time, on January 20, 1997.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1. Scope of Indemnity.

              (a) Each of Sellers and ALAC will, and hereby does, jointly and severally, indemnify, defend and hold harmless Buyer and its affiliates and associates and the directors, officers, employees and agents of any of the foregoing (collectively, the "Buyer's Indemnified Parties") against and in respect of any liability, cost, expense, damage or deficiency sustained by any of the Buyer's Indemnified Parties, including without limitation, investigation, remediation and related expenses, as a result of any judgments or as the result of any other liabilities of, or claims made against, any of the Buyer's Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, which (i) consist of or relate to the Excluded Liabilities or Taxes in respect of the Assets, the assets of the Subsidiaries or the Business for all periods prior to the Closing Date; (ii) arise out of (A) the breach of any representation or warranty of Sellers or ALAC herein or in any of the Collateral Agreements, other than the representations contained in Section 2.10 or (B) the non-fulfillment of any covenant or undertaking of Sellers or ALAC contained in this Agreement or any of the Collateral Agreements; or (iii) arise out of any failure to comply with any "bulk sales" laws of any state applicable to the transactions contemplated by this Agreement; provided, however, that (x) any claim by any of the Buyer's Indemnified Parties under Section 8.1(a)(ii)(A) shall be payable only in the event that the accumulated amount of claims of all of the Buyer's Indemnified Parties under Section 8.1(a)(ii)(A) shall exceed $250,000, (y) at such time as such aggregate shall exceed $250,000, Sellers and ALAC shall be liable hereunder only for such excess and (z) Sellers and ALAC collectively shall not be liable in the aggregate for any amounts in excess of $15,000,000 under Section 8.1(a)(ii)(A).

              (b) Buyer will, and hereby does indemnify, defend and hold harmless each of Sellers, ALAC and their respective affiliates and associates and the directors, officers, employees and agents of any of the foregoing (collectively, the "Sellers' Indemnified Parties", and together with the Buyer's Indemnified Parties, the "Indemnified Parties") against and in respect of any damage, liability, cost, expense or deficiency sustained by any of the Sellers' Indemnified Parties as the result of any judgments or as the result of any other liabilities of, or claims made against, any of the Sellers' Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, which (i) consist of or relate to the Assumed Liabilities; or (ii) arise out of (A) the breach of any representation or warranty of Buyer herein or in any of the Collateral Agreements or (B) the non-fulfillment of any covenant or undertaking of Buyer contained in this Agreement or any of the Collateral Agreements; provided, however, that (x) any claim by any of the Sellers' Indemnified Parties under Section 8.1(b)(ii)(A) shall be payable only in the event that the accumulated amount of claims of all of the Sellers' Indemnified Parties under
Section 8.1(b)(ii)(A) shall exceed $250,000, (y) at such time as such aggregate shall exceed $250,000, Buyer shall be liable hereunder only for such excess and
(z) Buyer shall not be liable in the aggregate for any amounts in excess of $15,000,000 under Section 8.1(b)(ii)(A).

         8.2. Claims and Litigation. In the event that any person or entity not a party to this Agreement shall make any demand or claim, or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to any of the Indemnified Parties for which such Indemnified Party may seek indemnity from the relevant indemnifying party hereunder, then, the Indemnified Party shall give prompt written notice to such indemnifying party of such demand, claim or lawsuit, and such indemnifying party shall have the option at its cost and expense, to join in the defense of any such demand, claim or lawsuit, and no such claim shall be settled or compromised without the consent of such indemnifying party, unless such indemnifying party shall fail to respond within ten (10) days after receipt of such notice of any such demand, claim or lawsuit, or shall notify the Indemnified Party that it does not intend to defend such demand, claim or lawsuit. Nothing contained in this Section 8.2 shall prevent any of the Indemnified Parties from taking such action as may be necessary prior to the end of the ten (10) day period provided for above to prevent a default judgment from being entered.

         8.3. Making of Claims. A claim for indemnity pursuant to this Article VIII may only be made by an Indemnified Party by written notice to the relevant indemnifying party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made.

         8.4. Attorneys' Fees, Interest, Penalties, Costs and Expenses. Each of the Indemnified Parties' right of indemnity hereunder shall extend to all interest, penalties, costs and expenses, including reasonable attorneys' fees, incident to any of the matters covered by Section 8.1 hereof, subject to the limitations on liability set forth in Section 8.1 hereof.

         8.5. Survival of Representations and Warranties and Indemnities. The indemnification obligations and the covenants of Sellers and Buyer shall survive the Closing or any termination of this Agreement as set forth herein. The representations and warranties of Buyer and Sellers shall, notwithstanding any investigation heretofore or hereafter made by any party hereto, survive the Closing Date for a period of two (2) years from and after the Closing Date, except that (i) the representations and warranties contained in Section 2.10 shall survive for the applicable statute of limitations periods plus sixty (60) days and (ii) the representations and warranties contained in Section 2.11 and
Section 2.17 shall survive for a period of five (5) years after the Closing Date. The indemnification obligations contained in this Article VIII shall survive the Closing for the applicable survival period associated with the representations and warranties related thereto, in the case of indemnification obligations with respect to Taxes or "bulk sales" laws, the applicable statute of limitations plus a period of six (6) months and the indemnification obligations with respect to the Excluded Liabilities, shall survive the Closing; provided, however, that in the event that an Indemnified Party learns of the failure of any of the representations and warranties or seeks indemnification pursuant to Section 8.1 and gives notice thereof to the relevant indemnifying party within the applicable survival period, such Indemnified Party shall be entitled to make its claim for indemnification hereunder at any time within six
(6) months following the expiration of the applicable survival period. Notwithstanding anything else contained herein, any claim for indemnification asserted within such specified periods of survival shall be entitled to the indemnification obligations contained in this Article VIII.

         8.6. General Provisions. Any right to Indemnification under this
Article VIII shall be (i) limited to the loss, liability or expenses (after giving effect to the present value, based on a discount rate equal to the short term applicable federal rate as determined by Section 1274(d) of the Code at that time, of any Tax benefit realized or unrealized by the Indemnified Party in connection with or as a result of the incurrence of the loss, liability or expense for which the indemnity payment is to be made) incurred or suffered and shall not include special, indirect, punitive or consequential damages incurred by the Indemnified Party, (ii) net of insurance proceeds actually received by the Indemnified Party and (iii) in the case of Buyer's Indemnified Parties, net of any reserves or provisions for loss, liability or expense on the Closing Date Balance Sheet applicable thereto. Any recovery, as limited by the preceding sentence, is further subject to the monetary limitations specified in Section
8.1. If the amount to be netted hereunder from any payment by the Indemnifying Party of any amount otherwise required to be paid pursuant to this Article VIII shall be undetermined, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

         8.7. Tax Treatment. Any indemnity payment by Buyer under this Agreement shall be treated as an increase in the Purchase Price for tax purposes. Any indemnity payment by Sellers under this Agreement shall be treated as a decrease in the Purchase Price for tax purposes.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Collateral Agreements shall supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any warranties or representations not set forth herein or contemplated hereby.

         9.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of each other party hereto and any purported assignment in violation of this Section 9.2 shall be void. Notwithstanding the foregoing, the parties agree that Buyer may assign its rights hereunder to one or more wholly-owned subsidiaries of Buyer provided that Buyer shall remain fully and completely responsible for its obligations set forth herein notwithstanding any such assignment.

         9.3. Identical Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         9.4. Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         9.5. Use of Certain Terms. As used in this Agreement, the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph or other subdivision.

         9.6. Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by the parties hereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         9.7. Schedules, Etc. All Exhibits and Schedules hereto and the documents, certificates and instruments required to be delivered simultaneously herewith or at or prior to the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any such Exhibits, Schedules, documents, certificates or other instruments shall be deemed to refer to and include all such Exhibits, Schedules, documents, certificates and instruments.

         9.8. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, sent by registered or certified mail (airmail if international), postage prepaid, or sent by internationally recognized air-courier service.

         If to Buyer, to:

                IRI International Corporation
                First Interstate Bank Plaza
                1000 Louisiana, Suite 5900
                Houston, Texas  77002
                Attn:    Munawar H. Hidayatallah,
                         Executive Vice President -- Corporate Development

         with copies to:

                Jones, Day, Reavis & Pogue
                599 Lexington Avenue
                New York, New York  10022
                Attn:    William F. Henze II, Esq.

         If to Sellers or ALAC at the following address:

                Air Liquide America Corporation
                2700 Post Oak Boulevard
                Houston, Texas  77056
                Attn:    Vice President, Legal and Corporate Affairs

         with a copy to:

                Coudert Brothers
                1114 Avenue of the Americas
                New York, New York  10036
                Attn:    Andrew S. Hedden, Esq.

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail. Any notice which is addressed and sent by internationally recognized air-courier in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is delivered to such air-courier.

         9.9. Governing Law. The parties hereby agree that this Agreement shall be construed, enforced and governed by the laws of the State of New York without regard to applicable principles of conflict of laws.

         9.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         9.11. Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation amounts payable to any agents, brokers or finder and whether or not referred to in Section 2.18 or Section 3.5, shall be paid by the contracting party or parties incurring such expenses.

         9.12. Third Party Beneficiaries. No individual, firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants, and agreements made by Buyer, ALAC and Sellers herein.

         9.13. Exclusive Remedies. The parties hereto agree that the indemnification provisions contained in Article VIII hereof shall be the exclusive remedies of the parties with respect to any breach or violation of this Agreement other than any claim for actual fraud or intentional misrepresentation.

         9.14. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         9.15. Actions. Each of the parties hereto agrees that any action or dispute between them involving this Agreement and transactions contemplated hereby shall be asserted and maintained in any court of competent subject matter jurisdiction located in the State of New York.

         9.16. Nondisclosure. Buyer and Sellers and ALAC agree that the Confidentiality Agreement previously executed by the parties shall continue in full force and effect, binding on all parties hereto, and shall survive the Closing or any termination of this Agreement.

         9.17. Acquisition Proposals. During the period (the "Pre-Closing Covenant Period") between the date hereof and the earliest to occur of (a) the Closing and (b) the termination of this Agreement, Sellers and ALAC will not, and each of Sellers and ALAC will instruct their respective officers, directors, employees, agents, legal or financial advisors or other representatives not to, solicit, initiate or consider any proposals or offers from any person or entity relating to, or enter into (or continue) any discussions, or deliver any information, concerning any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or other business combination with, any of the Assets (any such transaction, a "Competitive Transaction"). During the Pre-Closing Covenant Period, each of Sellers and ALAC will promptly notify Buyer in the event of any proposal or offer in respect of a Competitive Transaction.

         9.18. Tax Agreements. All agreements, if any, between any of the Subsidiaries, on the one hand, and ALAC, Sellers or any of their affiliates, on the other hand, regarding the allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

         IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement in counterparts all as of the date first above written.


                                          BOWEN TOOLS, INC.-DELAWARE


                                          By:__________________________________
                                              Name:
                                              Title:


                                          BOWEN TOOLS, INC.


                                          By:__________________________________
                                              Name:
                                              Title:


                                          AIR LIQUIDE AMERICA CORPORATION


                                          By:__________________________________
                                              Name:
                                              Title:


                                          IRI INTERNATIONAL CORPORATION


                                          By:__________________________________
                                              Name:
                                              Title:

                                          By:__________________________________
                                              Name:
                                              Title:

                                   EXHIBIT 5.2

                              [Form of Certificate]

                                   CERTIFICATE

         The attached unaudited income statement for the year ended December 31, 1996 (the "Income Statement"), sets forth the accounts of Bowen Tools, Inc.-Delaware, its subsidiaries, and its portion of Big Three International, Inc. (a foreign sales corporation). To the best of our knowledge and belief, the Income Statement presents fairly the results of operations for the year ended December 31, 1996 in accordance with United States generally accepted accounting principles (GAAP) consistently applied except: (i) Bowen Tools, Inc.-Delaware did not adopt Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"), which is required in order to conform with GAAP,
(ii) the Income Statement does not contain all financial statements or footnote disclosures required by GAAP and (iii) the Income Statement has been prepared based on a first-in-first-out (FIFO) basis and does not include any adjustments under the last-in-first-out (LIFO) method of accounting for inventory. Physical inventory observations have been conducted on a consistent basis as of September 30, 1995 and September 30, 1996. Adjustments arising out of the preparation of the September 30, 1996 audited balance sheet that do not relate to the Income Statement period are not included therein.

                                    BOWEN TOOLS, INC.-DELAWARE


                                    By:________________________________________
                                        Name:
                                        Title:


                                    BOWEN TOOLS, INC.


                                    By:________________________________________
                                        Name:
                                        Title:


                                    AIR LIQUIDE AMERICA CORPORATION
                                    (as 100% shareholder of Bowen Tools, Inc.-
                                        Delaware)


                                    By:________________________________________
                                        Name:
                                        Title: